Exhibit 99.3

Revance Announces Positive Topline Phase 2 Data Supporting Advancement of DaxibotulinumtoxinA for Injection for the Treatment of Upper Limb Spasticity

•Data validated efficacy and safety and informs dosing strategy for Phase 3 program

•Achieved key co-primary endpoint on efficacy, with 500U dose demonstrating statistically significant difference from placebo in the Modified Ashworth Score (MAS) improvement from baseline

•Numerical improvement compared with placebo achieved with all three doses on the Physician Global Impression of Change (PGIC) assessment, but did not reach statistical significance with the study’s reduced enrollment due to COVID-19

•Median duration of response of at least 24 weeks demonstrated in all three doses (250U, 375U, 500U)

•Treatment was generally safe and well tolerated in all three doses

•Company to discuss results on Fourth Quarter 2020 Earnings Conference Call at 4:30 pm ET

NASHVILLE, Tenn.-- (BUSINESS WIRE)—Feb. 22, 2021-- Revance Therapeutics, Inc. (Nasdaq: RVNC), a biotechnology company focused on innovative aesthetic and therapeutic offerings, today announced positive topline data from its JUNIPER Phase 2, randomized, double-blind, placebo-controlled, multi-center clinical trial of its investigational drug candidate DaxibotulinumtoxinA for Injection for the treatment of adults with moderate to severe upper limb spasticity.

The JUNIPER study was designed to evaluate the efficacy and safety of DaxibotulinumtoxinA for Injection for adults with upper limb spasticity after stroke or traumatic brain injury and to identify a dose to advance into a Phase 3 program. Three doses (250 units, 375 units, 500 units) were studied and subjects were randomized in a 1:1:1:1 ratio across the active doses or placebo. The trial was originally designed to include 128 subjects. Due to the ongoing COVID-19 challenges related to continued subject enrollment and the scheduling of in-person study visits, Revance made the decision in June 2020 to curtail enrollment at 83 subjects.

“As an investigator in the JUNIPER trial, I am delighted to see the efficacy and safety data that will support the advancement of DaxibotulinumtoxinA for Injection in adult upper limb spasticity,” said Atul Patel, MD, MHSA, Medical Director, Kansas Institute of Research. “What impresses me most is the duration of effect covering at least 24-weeks across all dose groups studied, while also being well tolerated. The need for longer duration botulinum toxin treatments for upper limb spasticity is considerable, as the frequent re-emergence of symptoms around 12 weeks continues to be a painful, costly and a time-consuming burden for patients. The data indicates that DaxibotulinumtoxinA for Injection has the potential to reduce the frequency of adult upper limb spasticity treatments by up to 50% annually, delivering meaningful pharmacoeconomic benefits, improvement in patients’ quality of life, and the opportunity to expand treatment care.”

The study’s co-primary endpoints were improvement from baseline in the Modified Ashworth Score (MAS) and the Physician Global Impression of Change (PGIC) score at Week 6. In the JUNIPER study, proof of concept was demonstrated with all three doses being numerically higher than placebo for the improvement in the MAS score,

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with the 500-unit dose demonstrating a clinically meaningful and statistically significant reduction from baseline in muscle tone versus placebo (p=0.0488). Additionally, each of the three doses demonstrated a numerical improvement compared with placebo on the PGIC assessment but did not reach statistical significance with the reduced enrollment.

On a key secondary endpoint, DaxibotulinumtoxinA for Injection delivered a median duration of at least 24 weeks across all three doses. Duration of effect was defined as the time from injection (in weeks) until the loss of improvement as measured by the MAS (for the suprahypertonic muscle group or SMG) and the PGIC, or a request for retreatment by the subject.

All three doses of DaxibotulinumtoxinA for Injection were generally safe and well tolerated with no increase in the incidence of adverse events observed in the higher dose treatment groups. The majority of treatment-related adverse events were mild or moderate in severity and were similar to or lower than those reported in prior botulinum toxin studies in adult upper limb spasticity.

“I am very proud of our team and their efforts to successfully complete our Phase 2 trial during what has proven to be a very challenging time for trial enrollment and follow up,” said Mark J. Foley, President and Chief Executive Officer at Revance. “Although we reduced the subject enrollment size in response to COVID-19 concerns, we were able to generate sufficient data to inform our dosing strategy for our Phase 3 program, while also demonstrating a long duration profile that is consistent across our therapeutic and aesthetic clinical programs. Our next step is to schedule an end-of-Phase 2 meeting with the FDA prior to finalizing a Phase 3 program. I want to thank the patients, investigators, CROs and the Revance team for their time and commitment in making this trial possible.”

Conference Call
The company plans to discuss the results today during its Fourth Quarter / Year End 2020 Earnings Conference Call at 4:30 pm ET. Individuals interested in listening to the conference call may do so by dialing (855) 453-3827 for domestic callers, or (484) 756-4301 for international callers and reference conference ID: 1678310; or from the webcast link in the investor relations section of the company’s website at: www.revance.com. A replay of the call will be available beginning February 22, 2021 at 4:30 p.m. PT/7:30 p.m. ET to February 23, 2021 at 4:30 p.m. PT/7:30 p.m. ET. To access the replay, dial (855) 859-2056 or (404) 537-3406 and reference conference ID: 1678310.
The live webcast can be accessed at https://investors.revance.com/events/event-details/revance-therapeutics-2020-fourth-quarter-financial-results and will be available in the investor relations section on the company's website for 30 days following the completion of the call. In light of reduced call center resources during this time of required social-distancing, Revance requests that listeners who do not plan on participating in the question and answer session listen to the live webcast rather than dialing in by phone.

About JUNIPER Phase 2 Study
The company’s JUNIPER study was a Phase 2, randomized, double-blind, placebo-controlled, parallel group, dose-ranging, multi-center trial to evaluate the efficacy and safety of DaxibotulinumtoxinA for Injection for the treatment of adult upper limb spasticity in adults following stroke or traumatic brain injury. The study was conducted at 30 sites in the United States and has enrolled 83 male and female patients between the age of 18 to 75 years old. Patients were randomized into one of four treatment groups: 275 units, 350 units, 500 units and placebo. The study was designed to run up to 36 weeks, with two co-primary outcome measures: mean change

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Phone number: +1 510.742.3400 // Revance.com

from baseline in muscle tone measured with the MAS in SMG of the elbow, wrist, or finger flexors at Week 6; and mean score of the PGIC at Week 6. The first 73 subjects, who were dosed before enrollment was paused in March due to the COVID-19 pandemic, were followed up for 36 weeks, and the succeeding 10 subjects were followed up to Week 12.

Results will be submitted for presentation at an upcoming medical congress. Additional information about the JUNIPER Phase 2 study can be found at www.clinicaltrials.gov.

About Upper Limb Spasticity
Upper limb spasticity is a neurological condition that affects the ability to move the arms and can affect hands, fingers, wrist, forearm, elbow and shoulder. It occurs most commonly after a stroke or brain injury.2 Although not life-threatening, it can be painful, effecting a patient’s ability to perform daily tasks, such as getting dressed and hygiene care. The prevalence of spasticity (upper limb and lower limb spasticity) is estimated to be 12 million people worldwide yet less than 20% of patients seek treatment.3

Botulinum toxin treatment is the standard of care for management of upper limb spasticity.4 Other treatments include oral and intrathecal muscle relaxants, physical therapy, splints, casts & braces, electrical stimulation, and surgery.2

Long-acting symptom relief is a current unmet need for upper limb spasticity patients as the benefits of currently approved botulinum toxin treatments lasts for a median duration of approximately 3 months.4 Spasticity, one of the largest of the muscle movement disorder indications, is a $620 million global opportunity that is expected to grow to over $1 billion by 2025.1

About Revance Therapeutics, Inc.
Revance Therapeutics, Inc. is a biotechnology company focused on innovative aesthetic and therapeutic offerings, including its next-generation neuromodulator product, DaxibotulinumtoxinA for Injection. DaxibotulinumtoxinA for Injection combines a proprietary stabilizing peptide excipient with a highly purified botulinum toxin that does not contain human or animal-based components. Revance has successfully completed a Phase 3 program for DaxibotulinumtoxinA for Injection in glabellar (frown) lines and is pursuing U.S. regulatory approval. Revance is also evaluating DaxibotulinumtoxinA for Injection in the full upper face, including glabellar lines, forehead lines and crow's feet, as well as in two therapeutic indications - cervical dystonia and adult upper limb spasticity. To accompany DaxibotulinumtoxinA for Injection, Revance owns a unique portfolio of premium products and services for U.S. aesthetics practices, including the exclusive U.S. distribution rights to the RHA® Collection of dermal fillers, the first and only range of FDA-approved fillers for correction of dynamic facial wrinkles and folds, and the HintMD fintech platform, which includes integrated smart payment, subscription and loyalty digital services. Revance has also partnered with Viatris (formerly Mylan N.V.) to develop a biosimilar to BOTOX®, which would compete in the existing short-acting neuromodulator marketplace. Revance is dedicated to making a difference by transforming patient experiences. For more information or to join our team visit us at www.revance.com.

"Revance Therapeutics" and the Revance logo are registered trademarks of Revance Therapeutics, Inc.
Resilient Hyaluronic Acid® and RHA® are trademarks of TEOXANE SA.
BOTOX® is a registered trademark of Allergan, Inc.

Forward-Looking Statements

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Phone number: +1 510.742.3400 // Revance.com

Any statements in this press release that are not statements of historical fact, including statements related to the clinical development of investigational drug candidate DaxibotulinumtoxinA for Injection for the treatment of adults with moderate to severe focal upper limb spasticity, including the JUNIPER study, and the potential benefits of our drug product candidates constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance, events, circumstances or achievements reflected in the forward-looking statements will ever be achieved or occur.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from our expectations. These risks and uncertainties relate, but are not limited to: the results, timing, costs, and completion of our research and development activities and regulatory approvals, including delays in the approval of our BLA for DaxibotulinumtoxinA for Injection for the treatment of glabellar lines; the uncertain clinical development process; the risk that clinical trials may not have an effective design or generate positive results; the applicability of clinical study results to actual outcomes; our ability to successfully compete with treatments and therapies; our ability to achieve, and the rate and degree of commercial acceptance and the market, size and growth potential of our drug product candidates, if approved; our ability to successfully commercialize our drug product candidates, if approved, and the timing and cost of commercialization activities; our ability to obtain and maintain regulatory approval of our drug product candidates; unanticipated costs or delays in research, development, and commercialization efforts; our ability to develop sales and marketing capabilities; the status of commercial collaborations; our ability to obtain funding for our operations; and other risks. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in our periodic filings with the Securities and Exchange Commission (SEC), including factors described in the section entitled "Risks Factors" on our Form 10-Q filed with the SEC on November 9, 2020. The forward-looking statements in this press release speak only as of the date hereof. We disclaim any obligation to update these forward-looking statements.

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Investors
Revance Therapeutics, Inc.:
Jessica Serra, 626-589-1007
jessica.serra@revance.com

or

Gilmartin Group, LLC.:
Laurence Watts, 619-916-7620
laurence@gilmartinir.com

Media
Revance Therapeutics, Inc.:
Sara Fahy, 949-887-4476
sfahy@revance.com

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Phone number: +1 510.742.3400 // Revance.com

or
General Media:
Goodfuse:
Jenifer Slaw, 347-971-0906
jenifer.slaw@goodfuse.com

or
Trade Media:
Nadine Tosk, 504-453-8344
nadinepr@gmail.com
Source: Revance Therapeutics, Inc.

References:
1.December 2020 -Decision Resources Group Therapeutic Botulinum Toxin Market Analysis Global 2021
2.Spasticity. American Association of neurological Surgeons. Retrieved from: https://www.aans.org/en/Patients/Neurosurgical-Conditions-and-Treatments/Spasticity
3.What is spasticity? Life with Spasticity. Retrieved from: https://lifewithspasticity.com/efinition-and-prevalence#definition.
4.Simpson. BoNTA Practice Guidelines. Neurology May 2016.

1222 Demonbreun St, Suite 1001 Nashville TN 37203
Phone number: +1 510.742.3400 // Revance.com